Exhibit 10.1
November 2, 2008
Akorn, Inc.
1925 West Field Court
Suite 300
Lake Forest, IL 60045
Attn: Arthur S. Przybyl, CEO
and Jeffrey A. Whitnell, CFO
Gentlemen:
General Electric Capital Corporation (“GE Capital” or the “Agent”), an affiliate of GE Healthcare Financial Services, Inc., is pleased to provide its commitment to provide a $25,000,000 senior secured revolving credit facility (the “Credit Facility”) to Akorn, Inc. (the “Company”), to refinance existing indebtedness and to provide financing for ongoing working capital, capital expenditure needs and expenses relating to the Credit Facility, on the terms and conditions set forth herein and in the attached Summary of Indicative Terms and Conditions dated November 2, 2008 (the “Term Sheet”) and the Fee Letter (as defined in the Term Sheet).
The Term Sheet, together with this letter, hereinafter are referred to as the “Commitment Letter.” This commitment is based upon our understanding of the transactions described in the Term Sheet and upon the information that you have provided to us.
Company agrees to pay all reasonable costs and out-of-pocket expenses incurred in connection with the diligence, syndication, preparation, negotiation, execution, and enforcement of this Commitment Letter and the documentation for the Credit Facility (the “Credit Facility Documentation”), regardless of whether such Credit Facility Documentation is executed, including without limitation, the legal fees of counsel to Agent and GE Capital Markets, Inc. (the “Lead Arranger”).
Company further agrees to indemnify and hold harmless the Agent, all other agents under the Credit Facility, the Lead Arranger, their affiliates, and their officers, directors, employees, agents and attorneys (each an “Indemnified Party”) against any and all losses, claims, damages, costs, expenses (including reasonable fees, time charges and expenses of attorneys) or liabilities of every kind whatsoever (collectively, the “Indemnified Obligations”) to which any of the Indemnified Parties may become subject in connection with this commitment letter, except that Company shall not be liable for any Indemnified Obligations of any Indemnified Party to the extent any of the foregoing is determined by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of any Indemnified Party. This Indemnity Obligation will continue notwithstanding any termination of this commitment.
Company agrees that in any action arising in connection with this Commitment Letter or any transaction contemplated hereby the only damages that may be sought from Agent, all other agents and lenders under the Credit Facility, Lead Arranger or any of their affiliates or any Indemnified Party are those which are direct and reasonably foreseeable as the probable result of any breach hereof. The Agent, all other agents and lenders under the Credit Facility, the Lead

Arranger and their affiliates shall not be liable under this Commitment Letter or any Credit Facility Documentation or in respect of any act, omission or event relating to the transaction contemplated hereby or thereby, on any theory of liability, for any special, indirect, exemplary, consequential or punitive damages.
This Commitment Letter and Fee Letter are for Company’s confidential use only and may not be disclosed by the Company to any person other than to the Company’s subsidiaries and to its and their respective employees, attorneys and financial advisors (but not commercial lenders) and then only in connection with the proposed transaction and on a confidential basis, except where in the Company’s reasonable judgment, disclosure is required by law or by regulations of any exchange on which the Company’s securities are traded or where the Agent’s consent to the proposed disclosure is provided. Subject to the preceding sentence, Agent reserves the right to review and approve, in advance, all materials, press releases, advertisements, and other disclosures with respect to the financing transaction contemplated hereby, that you or your affiliates prepare that contain Agent’s or any affiliate’s name or describe Agent’s financing commitment.
The Term Sheet is intended to be indicative of the principal terms of the Credit Facility and does not purport to specify all of the terms, conditions, representations and warranties, covenants and other provisions that will be contained in the final Credit Facility Documentation.
If this Commitment Letter, the Fee Letter or any act, omission or event hereunder or thereunder becomes the subject of a dispute, each of the undersigned hereby waive trial by jury. Each of the undersigned hereby consent and agree that the state or federal courts located in New York County, State of New York shall have exclusive jurisdiction to hear and determine any claims pertaining to this Commitment Letter, the Fee Letter or any transaction relating hereto, any other financing related thereto, and any investigation, litigation or proceeding related to or arising out of any such matters, provided that the parties acknowledge that any appeals from those courts may have to be by a court located outside of such jurisdiction. Each of the undersigned hereby expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection which any of them may have based on lack of personal jurisdiction, improper venue or inconvenient forum. This Commitment Letter and the Fee Letter shall be governed by and shall be construed in accordance with the laws of the State of New York applicable to contracts made and performed in that state.
This Commitment Letter and the Fee Letter supersede all prior discussions, writings, indications of interest and proposals with respect to the Credit Facility previously delivered to you or your affiliates by Agent or any of its affiliates. Please indicate your acceptance of this commitment and return a signed copy of this Commitment Letter and the Fee Letter to Agent. This commitment will expire at 5:00 p.m., Chicago time, on November 4, 2008 unless on or prior to such time Agent shall have received a copy of this Commitment Letter and the Fee Letter executed by you and payment of the Existing Expenses (as defined in the Fee Letter). Notwithstanding acceptance of this Commitment Letter, the commitment herein will automatically terminate unless definitive Credit Facility Documentation is executed on or before January 28, 2009. Upon expiration or termination of the commitment contained herein, Agent, Lead Arranger and their affiliates shall have no liability or obligation hereunder. Termination of this commitment shall not affect your obligations hereunder, including to pay any fees, costs or expenses provided for herein or in any other agreements entered into between you and Agent. Notwithstanding any of the foregoing, the Credit Facility Documentation shall not be executed until on or after January 2, 2009.

We look forward to working with you and the rest of the management team of Akorn, Inc. on this transaction.
Sincerely,
GENERAL ELECTRIC CAPITAL CORPORATION,
An Affiliate of GE Healthcare Financial Services, Inc.
By: /s/ Dennis Cloud
Title: Duly Authorized Signatory
ACCEPTED AND AGREED
AKORN, INC.

By:	/s/ Arthur S. Przybyl Arthur S. Przybyl
Its:	Pres & CEO
Date:	11/3/08

Summary of Indicative Terms and Conditions (“Term Sheet”)
Akorn, Inc.
$25,000,000 Senior Secured Credit Facility
November 2, 2008

BORROWER:	Akorn, Inc. ( “Company”)

ADMINISTRATIVE AGENT:	General Electric Capital Corporation (“GE Capital” or “Agent”)

SOLE LEAD ARRANGER AND BOOKRUNNER:	GE Capital Markets, Inc. (“GECM”)

LENDERS:	A syndicate of financial institutions (including GE Capital) arranged by GECM.

SENIOR SECURED CREDIT FACILITY:	A $25,000,000 senior secured revolving credit facility (the “Credit Facility”), which will include a letter of credit subfacility for up to $5,000,000 (the “LC Subfacility”).

REVOLVING CREDIT AVAILABILITY:
Availability under the Credit Facility would be limited to a borrowing base which, based upon GE Capital’s due diligence to date, is expected to be up to the lesser of (i) the sum of (a) 85% of net amount of eligible accounts receivable, plus (b) the lesser of (x) 50% of the Company’s eligible finished goods inventory valued at the lower of cost (using an average cost method) or market value and (y) 85% of the net orderly liquidation value of the Company’s eligible finished goods inventory as determined by an appraisal firm acceptable to Agent; provided that the maximum amount of such eligible finished goods inventory which may be included as part of the borrowing base may not exceed an amount equal to 75% of the aggregate borrowing base, plus (c) 85% of Company’s net orderly liquidation value of the eligible equipment, plus (d) 50% of Company’s distressed value of the eligible real estate or (ii) $25,000,000 Agent will retain the right from time to time to establish or modify reserves against availability, advance rates, and standards of eligibility. The value of inventory shall be subject to quarterly appraisals, and the value of equipment and real estate shall be subject to annual appraisals.

The LC Subfacility would provide for the issuance of letters of credit for the account of Company. Outstanding letters of credit will be reserved from availability under the Credit Facility.

INCREMENTAL FACILITY:	The Company shall have the right to increase the size of the Credit Facility, at Agent’s and Company’s mutual agreement, in an aggregate amount of up to $10,000,000 (the “Incremental Facility”) at any time on or before the date which is two years after the closing date, from existing Lenders and/or new Lenders mutually acceptable to Agent and Company; provided that (i) no default or event of default shall have occurred and be continuing, (ii) no commitment of any Lender shall be increased without the consent of such Lender and (iii) Company would be in pro forma compliance with all financial covenants. The Incremental Facility shall become part of the Credit Facility.

USE OF PROCEEDS:	To refinance existing indebtedness, to provide for working capital and for general corporate purposes, and to fund certain fees and expenses associated with the closing of the Credit Facility.

TERM:	4 years.

INTEREST RATES:	The outstanding principal balance under the Credit Facility shall bear interest, at Company’s option, at a fluctuating rate equal to (a) the Base Rate plus a margin to be determined, or (b) LIBOR plus a margin to be determined. The interest rate margins applicable to Base Rate and LIBOR shall be determined by the Agent in its sole discretion at the time of closing, such determination to be made in good faith.

The Base Rate will be a floating rate defined as the greater of (a) the rate publicly quoted from time to time by The Wall Street Journal (or another national publication selected by the Agent) as the “base rate on corporate loans posted by at least 75% of the nation’s largest banks” and (b) the LIBOR Rate for a one-month LIBOR period plus 100 basis points and (c) the Federal funds rate plus 50 basis points. Notwithstanding the foregoing, in no event shall the Base Rate be less than a floor to be determined by the Agent in its sole discretion at the time of closing, such determination to be made in good faith.

LIBOR will be defined as the offered rate per annum for deposits of Dollars for the applicable Interest Period (as defined below) that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in each Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Agent (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in the applicable Interest Period by major financial institutions reasonably satisfactory to the Agent in the London interbank market for the applicable Interest Period and for an amount equal or comparable to the principal amount of the Loans to be borrowed, converted or continued as LIBOR Rate loans on such date of determination. Notwithstanding the foregoing, in no event shall LIBOR be less than a floor to be determined by the Agent in its sole discretion at the time of closing, such determination to be made in good faith.

Interest Period means, with respect to any LIBOR Rate loan, the period commencing on the Business Day the Loan is disbursed, converted or continued as a LIBOR Rate loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its notice of borrowing, conversion or continuation. No more than seven (7) Interest Periods shall be in effect at any time.

No loan may be converted into, or continued as, a LIBOR Rate loan at any time when a default shall have occurred and be continuing.

Interest on Base Rate loans will be payable monthly in arrears on the first day of each month. Interest on LIBOR Rate loans will be payable at the end of each Interest Period and, in addition, at the end of three months in the case of a six month Interest Period. All interest will be calculated using a 360 day year and actual days elapsed.

In any event, if the Agent or Requisite Lenders determine that LIBOR for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining LIBOR Rate Loans for such Interest Period, or that the Base Rate will not adequately reflect the cost to the Lenders of making or maintaining Base Rate Loans, LIBOR for such Interest Period and/or the Base Rate shall be adjusted to such rate as the Agent or Requisite Lenders may, from time to time, designate to Borrower (and in the case of Requisite Lenders, to Agent and Borrower) in writing as the rate necessary to adequately reflect such cost to the Lenders.

At the election of the Agent or Requisite Lenders, upon the occurrence and during the continuance of a default, the obligations shall bear interest at a default rate of interest equal to an additional two percent (2%) per annum over the rate otherwise applicable and such interest will be payable on demand. For purposes of calculating interest, collections to the Credit Facility will be credited one (1) business day following Agent’s receipt of good funds.

SECURITY:	The Agent, for the benefit of itself and the Lenders, shall receive a first priority perfected security interest in substantially all existing and after-acquired real and personal property of the Company, its subsidiaries (“Subsidiaries”) and any holding company (“Holdings”) formed to own the capital stock or equity securities of Company (the “Collateral”), including, but not limited to, all inventory, accounts, equipment, fixtures, chattel paper, patents, trademarks, copyrights, all other intellectual property, documents, instruments, deposit accounts, cash and cash equivalents, investment property, general intangibles supporting obligations, letter of credit rights, commercial tort claims, insurance policies, and other personal property of Holdings, Company and its Subsidiaries and first mortgage liens on all of the owned real property of Company and its Subsidiaries, and all substitutions, accessions, products and proceeds of such property. The Collateral will be free and clear of other liens, claims, and encumbrances, except permitted liens and encumbrances acceptable to the Agent (to be set forth in the Credit Facility Documentation).

The Agent, for the benefit of itself and the Lenders, shall also receive a first priority perfected pledge of all of the outstanding capital stock or other equity securities of each of the Company’s Subsidiaries.

Agent’s liens and security interests shall be evidenced by documentation reasonably satisfactory to Agent, including search results, collateral releases from prior lenders, landlord, mortgagee and bailee waivers, and in the case of real estate collateral, title insurance policies (supported by surveys) in amount, form and from an issuer reasonably satisfactory to Agent. All obligations under the Credit Facility shall be cross-collateralized with each other and with collateral provided by any subsidiary of Company or any other guarantor.

Notwithstanding the foregoing, the terms “subsidiary” and “subsidiaries” as used herein shall exclude any product development ventures or other joint ventures of the Company; provided that Agent may require such product development ventures and/or other joint ventures to be deemed “subsidiaries” in certain instances, including without limitation, requiring the pledge to Agent of certain assets, if Agent reasonably determines that it (i) is necessary after conducting its due diligence and (ii) is cost effective and time efficient to do so.

GUARANTEES:	Obligations under the Credit Facility will be guaranteed by all Subsidiaries of Company.

CASH MANAGEMENT:	Company’s customers would be directed to continue to make all payments to the Company’s current lockbox/depository account (or to such other lockbox/depositary account at a bank acceptable to Agent, if the current lockbox account arrangement is not acceptable to Agent or is not able to be continued), which shall be under the control of Agent and all deposit accounts of Company and its Subsidiaries would be subject to control agreements in favor of Agent having daily sweep mechanisms.

VOLUNTARY PREPAYMENTS:
The Company may voluntarily prepay any loans outstanding under the Credit Facility, in each case, subject to concurrent payments of any applicable LIBOR breakage costs. Prepayment of such loans shall be applied in the manner set forth under Mandatory Prepayments below.

MANDATORY PREPAYMENTS:
In addition to regularly scheduled payments of principal, Company will be required to make prepayments as follows: (a) promptly upon receipt thereof in the amount of 100% of the net proceeds of (i) any sale or other disposition of any assets of Company or its subsidiaries (net of amounts reinvested in replacement assets within 180 days or required to pay taxes or other costs applicable to the disposition), other than certain dispositions of other assets to be agreed; (ii) any sales or issuances of debt securities of Company or any of its subsidiaries and/or any other indebtedness for borrowed money incurred by Company or any of its subsidiaries after the closing date (other than permitted amounts and types of indebtedness, each to be agreed upon); and (iii) insurance proceeds and condemnation awards to the extent not reinvested in the business; and (b) fifty percent (50%) of any sales or issuances of equity (subject to mutually agreeable customary exceptions) of Borrower or any of its subsidiaries. Such prepayments shall be applied to reduce the outstanding principal balance of the Credit Facility.

FEES:	The fees payable to Agent as specified in the fee letter between Company and Agent dated on or about the date hereof (the “Fee Letter”).

An Unused Commitment Fee in a percentage to be determined on the average unused daily balance of the Credit Facility (less any outstanding letters of credit) such fee to be paid monthly on the first day of each calendar month. The unused commitment fee percentage shall be determined by the Agent in its sole discretion at the time of closing, such determination to be made in good faith, and remains subject to credit approval.

Letter of credit fees for all letters of credit under the Credit Facility in an amount equal to the LIBOR margin on the Credit Facility on the outstanding face amount of all letters of credit such fee to be paid monthly on the first day of each calendar month.

All fees (other than the Agent’s Fee) will be calculated using a 360-day year and actual days elapsed.

The Company will pay all reasonable costs and expenses associated with due diligence, the preparation, negotiation and execution of all documentation executed in connection with the Credit Facility, and the administration and syndication, if any, of the Credit Facility, including without limitation, the legal fees of counsel to the Lead

Arranger and Agent regardless of whether or not the Credit Facility is closed, and all enforcement costs and expenses of Agent and Lenders, and the out-of-pocket cost (including fees and expenses) paid to third party auditors, or a such reasonable per diem allowance as the Agent may from time to time establish for in-house auditors plus out-of-pocket expenses.

LIBOR BREAKAGE:	Any payment (or conversion) of a LIBOR loan other than at the end of its Interest Period, will be subject to customary breakage provisions.

DOCUMENTATION:	The loan documents will contain conditions precedent, affirmative, negative, financial reporting and financial covenants, indemnities, events of default and remedies, and other provisions, and Company will make representations and warranties, all as required by Agent and Lenders and acceptable to the Company. Transactions between Company and its officers, directors, employees and affiliates shall be restricted in a manner acceptable to Agent, except commercially reasonable transactions between Borrower and its employees conducted in the ordinary course of business.

FINANCIAL COVENANTS:	Financial covenants at close may include, but shall not be limited to:
• minimum liquidity
• minimum tangible net worth
• minimum fixed charge coverage ratio
• minimum EBITDA

FINANCIAL STATEMENTS & OTHER REPORTS:	Borrower shall deliver such financial statements and other reports as required by Agent, including, without limitation, the following:

• Monthly: a borrowing base certificate; inventory summaries; accounts receivable agings; inventory, accounts receivable, and accounts payable reconciliations; and monthly financials

• Quarterly: field audits, inventory appraisals and quarterly financials.

• Annual: annual financials, real property and fixed asset appraisals (subject to certain provisions)

OTHER TERMS AND CONDITIONS:	Other terms and conditions include, but are not limited to, the following:

• The preparation, execution and delivery of a credit agreement and other documents executed in connection therewith

(collectively, with the credit agreement, the “Credit Facility Documentation”) mutually acceptable to the Company and Agent, incorporating substantially the terms and conditions as outlined in the Commitment Letter and this Term Sheet.

•     Up to a to-be-determined amount may be drawn at close under the Credit Facility (including issued letters of credit). In any event, after giving effect to the funding at close, or creation of a reserve for, and payment of all costs and expenses related to the closing, Company is required to have minimum availability of a to-be-determined amount under the Credit Facility.

•     Satisfactory completion of Agent’s business, tax and legal due diligence (including a review of existing and potential contracts with Serum for trials related to ANDA for Hepatitis B, a review of background checks on significant related parties, insurance review, customer and supplier calls, satisfactory regulatory review and satisfactory review of all material pending or threatened litigation or proceedings in court or any administrative forum).

•     The ownership, capital, corporate, tax, organizational and legal structure of Borrower and its subsidiaries upon closing shall be satisfactory to Agent. Any subordinated indebtedness shall be on terms and conditions, including subordination provisions, acceptable to Agent.

•     Receipt and satisfactory review by Agent of the Company’s available unaudited statements for each monthly period from January 2008 through November 2008 and each monthly period thereafter ending 45 days or more prior to the closing date. Agent shall have also received a pro forma closing balance sheet, adjusted to give effect to the transaction contemplated hereby, that is satisfactory to Agent.

•     The determination by Agent that there shall not have occurred any change, development, or event that has or would reasonably be expected to have a material adverse effect on (i) the operations, business, properties, prospects or condition (financial or otherwise) of the Borrower, or the Borrower and its subsidiaries taken as a whole, or (ii) the industry in which the Borrower or its subsidiaries operate.

• The determination by Agent of the absence of any material disruption of, or material adverse change in, loan syndication, financial, banking or capital markets conditions generally.

• Both before and after giving effect to the closing, the absence of any default or event of default under the Credit Facility

Documentation or under any material contract or agreement of the Company or its subsidiaries; and accuracy of representations and warranties in all material respects.

•     There being no order or injunction or pending litigation in which there is a reasonable possibility of a decision which would have a material adverse affect on the Company or any of its subsidiaries and no pending litigation seeking to enjoin or prevent the transactions contemplated hereby.

•     All material third-party, government and regulatory approvals and consents necessary to consummate the proposed transactions shall have been obtained and shall be final and non-appealable. Agent shall have received such resolutions, consents, certificates, legal opinions and other documents as it shall have reasonably requested with respect to the execution and delivery of the Credit Facility Documentation, the related transactions and performance of the obligations created thereunder.

•     Other conditions precedent specific to the transaction and typical of facilities of this type, including Agent’s receipt of satisfactory corporate approval of the financing as well as opinions of counsel satisfactory to Agent as to, among other matters, valid corporate existence and authority, legality, validity and binding effect of all loan, guaranty and security documents, perfection of security interests, the absence of any violation of law or regulation or conflict with any existing contracts. All governmental, regulatory and other third-party approvals and consents required by Agent with respect to the proposed transactions shall have been obtained and shall be final and non-appealable.

• The equity structure of all joint venture arrangements of Borrower shall be acceptable to Agent.

•     Legal review satisfactory to Agent of the October 2008 Parexel audit of the Company as to FDA compliance status, and confirmation satisfactory to Agent that the Company shall have had no additional FDA issues since the audited period.

ASSIGNMENTS AND PARTICIPATIONS:	Lenders would have the right at any time to sell and assign interests and sell participations under the Credit Facility in accordance with customary terms.

REQUISITE LENDERS:	Lenders holding greater than 50% of the loan exposure (including unfunded commitments under the Credit Facility) under the Credit Facility.

Certain amendments and waivers may require class votes or the consent of all Lenders, as appropriate.

GOVERNING LAW:	New York.